Exhibit 99.1

Inotek Pharmaceuticals Corporation Reports First Quarter 2016 Financial Results and Operational Highlights

LEXINGTON, Mass – May 11, 2016 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today reported financial results and operational highlights for the quarter ended March 31, 2016.

“The Phase 3 MATrX-1 study of trabodenoson continues to enroll well, and we continue to expect top-line data from this study in the fourth quarter of 2016,” commented David P. Southwell, President and Chief Executive Officer. “Additionally, we have recently added to the body of literature supporting the profile of trabodenoson as a potential novel treatment for glaucoma with two new peer-reviewed publications, one describing our Phase 1 clinical safety trial and one reporting our Phase 2 monotherapy trial showing the activity of trabodenoson in patients with glaucoma or ocular hypertension. Additionally, we plan to extend the scope of the trabodenoson development program in 2016 by initiating a Phase 2 combination study of trabodenoson and latanoprost, as a fixed-dose combination, in a single eye drop.”

First Quarter 2016 and Recent Trabodenoson Development Program Highlights:

•	Inotek announced the issuance of a U.S. composition of matter patent covering crystalline forms of trabodenoson which facilitate its formulation as an eye drop in March 2016.

•	Peer-reviewed articles describing trabodenoson’s Phase 1 and Phase 2 clinical data were published online in the Journal of Ocular Pharmacology and Therapeutics.

•	Inotek presented three research posters at the annual meeting of the Association for Research in Vision and Ophthalmology in May 2016.

First Quarter 2016 and Recent Business Highlights:

•	Inotek announced J. Martin Carroll’s election to the Board of Directors and, as of the 2016 Annual Meeting of Stockholders in June, election as Chairperson.

Upcoming Highlights:

•	Initiate a Phase 2 dose-ranging trial of a fixed-dose combination of trabodenoson and latanoprost in 2H 2016.

•	Report top-line Phase 3 MATrX-1 results in 4Q 2016.

First Quarter 2016 Financial Results:

•	Cash and cash equivalents and short-term investments as of March 31, 2016, were $102.3 million.

•	Research and development expenses were $7.6 million for the quarter ended March 31, 2016, compared to $1.1 million for the quarter ended March 31, 2015.

•	General and administrative expenses were $2.5 million for the quarter ended March 31, 2016, compared to $2.0 million for the quarter ended March 31, 2015.

•	Loss from operations was $10.1 million for the quarter ended March 31, 2016, compared to a loss of $3.0 million for the quarter ended March 31, 2015.

•	Net loss was $10.1 million for the quarter ended March 31, 2016, compared to a net loss of $1.5 million for the quarter ended March 31, 2015.

•	26.4 million shares of common stock were outstanding at March 31, 2016.

About Inotek Pharmaceuticals Corporation

Inotek is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com. The inclusion of our website address here and elsewhere in this press release does not include or incorporate by reference the information on our website into this press release.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Pharmaceuticals Corporation

(Unaudited)

(in thousands, except share and per share amounts)

Balance Sheets

	March 31, 2016	December 31, 2015
Cash and cash equivalents and short-term investments	$102,265	$111,280
Other assets	1,942	2,041

Total assets	$104,207	$113,321

Accounts payable, accrued expenses and other liabilities	$4,965	$4,508
Stockholders’ equity	99,242	108,813

Total liabilities and stockholders’ equity	$104,207	$113,321

Statements of Operations

	Three Months Ended March 31,
	2016	2015
Operating expenses:
Research and development	$(7,615)	$(1,069)
General and administrative	(2,522)	(1,980)

Loss from operations	(10,137)	(3,049)

Interest expense	—	(474)
Interest income	69	—
Loss on extinguishment of debt	—	(683)
Change in fair value of warrant liabilities	—	267
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	480
Change in fair value of 2020 Convertible Notes derivative liability	—	1,997

Net loss	$(10,068)	$(1,462)

Net loss per share attributable to common stockholders—basic and diluted	$(0.38)	$(0.21)

Weighted-average number of shares outstanding—basic and diluted	26,423,394	7,677,575

Source: Inotek Pharmaceuticals

Inotek Contact:

Claudine Prowse, Ph.D., 781-552-4305

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com